UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934
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FOREST CITY ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST CITY ENTERPRISES, INC.
Notice of Annual Meeting of Shareholders
To Be Held June 21, 2007
NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Thursday, June 21, 2007 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:
(1)	The election of fourteen (14) directors, each to hold office until the next annual shareholders’ meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and ten (10) by holders of Class B Common Stock.

(2)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2008.

(3)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on April 23, 2007 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.
BY THE ORDER OF THE BOARD OF DIRECTORS
Thomas G. Smith, Secretary
Cleveland, Ohio
April 30, 2007
IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.

FOREST CITY ENTERPRISES, INC.

i

FOREST CITY ENTERPRISES, INC.
Proxy Statement
Solicitation and Revocation of Proxies
The enclosed proxy or proxies relating to shares of Class A Common Stock and Class B Common Stock are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (“Forest City,” “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Thursday, June 21, 2007 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113. This proxy statement and related form of proxy are being first sent to shareholders on or about April 30, 2007. A shareholder giving a proxy may revoke it by notifying our Secretary in writing or at the annual meeting, without affecting any vote previously taken.
Outstanding Shares and Voting Rights
As of April 23, 2007, the record date fixed for the determination of shareholders entitled to vote at the annual meeting, there were outstanding 77,398,956 of our shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”), and 25,172,860 of our shares of Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”), (collectively, “Common Stock”). At the annual meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) directors and will be entitled to one vote per share for this purpose. Michael P. Esposito, Jr., Joan K. Shafran, Louis Stokes and Stan Ross have been nominated for election to serve as these directors. At the annual meeting, the holders of Class B Common Stock will be entitled as a class to elect ten (10) directors and will be entitled to one vote per share for this purpose. Albert B. Ratner, Samuel H. Miller, Charles A. Ratner, James A. Ratner, Jerry V. Jarrett, Ronald A. Ratner, Scott S. Cowen, Brian J. Ratner, Deborah Ratner Salzberg and Bruce C. Ratner have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the record date.
If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire.
Under Ohio law and our Amended Articles of Incorporation, broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present at the annual meeting, but will not be counted in favor of or against any nominee for election to our Board of Directors. Abstentions will be counted as cast with respect to a proposal and have the same effect as votes against the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008. Broker non-votes will not be counted as cast for any other proposal.
Election of Directors
It is intended that proxies will be voted for the election of the nominees named in the table below as our directors unless authority is withheld. Each is to serve until the next annual shareholders’ meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors.
At March 1, 2007, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”) owned 17.26% of the Class A Common Stock and 75.99% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 75.80% of the Class B Common Stock outstanding as of the record date, is a limited partnership, comprised of the Family Interests, with eight individual general partner positions, currently consisting of: Samuel H. Miller, Co-Chairman of the Board of Directors and our Treasurer; Charles A. Ratner, our President and Chief Executive Officer and Director; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, President of Forest City Washington, Inc., one of our subsidiaries, and Director; Joan K. Shafran, Director; Joseph Shafran, and Abraham Miller. Joan K. Shafran is the sister of Joseph Shafran. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner, Joan K. Shafran and Joseph Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.

Under the partnership agreement of RMSLP (the “Agreement”), the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.
The following table sets forth the shares of Class B Common Stock held by RMSLP at March 1, 2007, which under the Agreement is voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

		Shares of Class B	Percent of RMSLP’s
	Name of	Common Stock	Holdings of Class B
Family Branch	General Partners	Held through RMSLP	Common Stock

Max Ratner	Charles A. Ratner	9,378,543	49.2%
	Ronald A. Ratner
Albert Ratner	Brian J. Ratner	4,928,660	25.8%
	Deborah Ratner Salzberg
Samuel H. Miller	Samuel H. Miller	998,206	5.2%
Nathan Shafran	Joan K. Shafran	2,580,808	13.5%
	Joseph Shafran
Ruth Miller	Abraham Miller	1,194,420	6.3%

Total		19,080,637	100.0%

The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of March 1, 2007 of each director, nominee, and the other Named Executive Officer (as defined on page 23), as well as, all directors and executive officers as a group. Except as otherwise noted, each person has had the principal occupation shown for at least the last five years.

			Number of Shares of Common Stock Beneficially Owned
					Combined
			Class A	Percent	Class A and B	Percent	Class B	Percent
		Director	Common	of	Common	of	Common	of
Name	Occupation and Age	Since	Stock(h)(j)	Class(h)	Stock(i)(j)	Class(i)	Stock	Class

NOMINEES

(a) Michael P. Esposito, Jr.	Chairman of XL Capital Ltd. (insurance); Non-Executive Chairman of Primus Guaranty Ltd. (seller of credit protection); Chairman of Security Capital Assurance Ltd. (guarantee insurance). Retired Executive Vice President Chief Control Compliance and Administrative Officer, The Chase Manhattan Bank, N.A. (banking). Director of Annuity & Life Ltd. (insurance). Age 67 (c)(d)(e)	1995	125,946(1)	0.16%	125,946	0.16%	—	—

(a) Joan K. Shafran	Chief Operating Officer, Powell Partners Ltd. (investments) and Executive Managing Partner, The Berimore Co. (investments). Age 59	1997	492,198(2)	0.64%	19,586,335(2)(3)	20.37%	19,094,137(3)	75.67%

(a) Louis Stokes	Senior Counsel – Attorney-at-Law, Squire, Sanders & Dempsey LLP since 1999 (law) and Retired Member of The United States Congress from 1969 to 1999. Director of American Stone (stone). Age 82 (d)(e)	1999	62,388(4)	0.08%	62,388	0.08%	—	—

			Number of Shares of Common Stock Beneficially Owned
						Combined
			Class A		Percent	Class A and B	Percent	Class B	Percent
		Director	Common		of	Common	of	Common	of
Name	Occupation and Age	Since	Stock(h)(j)		Class(h)	Stock(i)(j)	Class(i)	Stock	Class

NOMINEES

(a) Stan Ross	Chairman of the Board, University of Southern California Lusk Center for Real Estate and Senior Fellow (education) and Retired Vice Chairman, Ernst & Young (accounting & consulting). Age 71 (c)(d)	1999	60,900(5)		0.08%	60,900	0.08%	—	—

(b) Albert B. Ratner	Our Co-Chairman of the Board of Directors since June 1995, Vice Chairman of the Board from June 1993 to June 1995, Chief Executive Officer prior to July 1995 and President prior to July 1993. Age 79 (f)	1960	1,616,968(6)		2.10%	1,623,682(6)(7)	2.11%`	6,714(7)	0.03%

(b) Samuel H. Miller	Our Co-Chairman of the Board of Directors since June 1995, Chairman of the Board from June 1993 to June 1995 and Vice Chairman of the Board, Chief Operating Officer prior to June 1993, Treasurer since December 1992. Age 85 (f)	1960	2,029,326(8)		2.63%	21,109,963(8)(9)	21.96%	19,080,637 (9)	75.62%

(b) Charles A. Ratner	Our President since June 1993, Chief Executive Officer since June 1995, Chief Operating Officer from June 1993 to June 1995 and Executive Vice President prior to June 1993. Director of American Greetings Corporation (greeting cards) and RPM, Inc. (lubricants). Age 65 (f)	1972	3,078,880	(10)	3.99%	22,159,517(10)(11)	23.04%	19,080,637(11)	75.62%

(b) James A. Ratner	Our Executive Vice President since March 1988. Age 62 (f)	1984	4,689,105	(12)	6.08%	4,689,105(12)(13)	6.08%	— (13)	—

(b) Jerry V. Jarrett	Retired Chairman and Chief Executive Officer of Ameritrust Corporation (banking). Age 75 (c)(d)	1984	36,500	(14)	0.05%	36,500	0.05%	—	—

(b) Ronald A. Ratner	Our Executive Vice President since March 1988. Age 60 (f)	1985	3,971,821	(15)	5.15%	23,052,458(15) (16)	23.97%	19,080,637(16)	75.62%

(b) Scott S. Cowen	President, Tulane University (education) since July 1998, Dean and Professor of Weatherhead School of Management, Case Western Reserve University (education) prior to July 1998. Director of JoAnn Stores, Inc. (specialty retailing), Newell Rubbermaid Corporation (consumer products) and American Greetings Corporation (greeting cards). Age 60 (d)(e)	1989	30,600	(17)	0.04%	30,600	0.04%	—	—

(b) Brian J. Ratner	Our Executive Vice President since June 2001, Senior Vice President-East Coast Development from June 1997 to June 2001, Vice President – Urban Entertainment from June 1995 to June 1997, Vice President from May 1994 to June 1995. Age 49 (f)	1993	213,073	(18)	0.28%	19,293,710(18) (19)	20.06%	19,080,637(19)	75.62%

			Number of Shares of Common Stock Beneficially Owned
						Combined
			Class A		Percent	Class A and B	Percent	Class B	Percent
		Director	Common		of	Common	of	Common	of
Name	Occupation and Age	Since	Stock(h)(j)		Class(h)	Stock(i)(j)	Class(i)	Stock	Class

NOMINEES

(b) Deborah Ratner Salzberg	President of Forest City Washington, Inc., our subsidiary. Age 53 (f)	1995	773,622(20)		1.00%	19,854,259(20) (21)	20.65%	19,080,637(21)	75.62%

(b) Bruce C. Ratner	Our Executive Vice President since November 2006, Chief Executive Officer and President of Forest City Ratner Companies since 1987. Age 62 (f)	2007	—(22)		—	—	—	—	—

OTHER NAMED EXECUTIVE OFFICER

Thomas G. Smith	Our Executive Vice President since October 2000, Senior Vice President prior to October 2000, Chief Financial Officer and Secretary, Director of Cleveland Region Advisory Board, First Merit Bank (banking). Age 66 (f)(g)		58,753(23)		0.08%	60,275	0.08%	1,522	0.01%

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (17 in number)			11,793,542	(24)	15.22%	30,898,938(24) (25)	31.99%	19,105,396(25)	75.72%

(1)	Includes 13,500 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(2)	Includes 290,104 shares of Class A Common Stock held in partnerships in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran has beneficial ownership of 56,321 shares of Class A Common Stock held in trusts: 25,308 shares for which she is trustee and has shared power of voting and disposition and 31,013 shares for which she has sole power of voting and disposition.

(3)	Includes 13,500 shares of Class B Common Stock held in a partnership in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran’s beneficial ownership of the remaining 19,080,637 shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(4)	Includes 54,900 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(5)	Represents 60,900 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(6)	Albert B. Ratner has beneficial ownership of 1,549,941 shares of Class A Common Stock held in trusts: 731,089 shares for which he is a trustee with shared power of voting and disposition and 818,852 shares for which he has sole power of voting and disposition. Mr. Ratner also has beneficial ownership of 64,800 shares held in trusts for which he is trust advisor and has shared power of voting and disposition with the trustees.

(7)	Does not reflect the following shares that Albert B. Ratner disclaims beneficial ownership of: 4,425,049 shares of Class B Common Stock held in trusts for which he is trustee and 380,976 shares held in trusts for which he is trust advisor, of which 2,232,952 shares are held in the Albert Ratner Family Branch of RMSLP, 2,063,578 shares are held in the Max Ratner Family Branch of RMSLP and 509,495 shares are held in the Ruth Miller Family Branch of RMSLP. See discussion of RMSLP on page 1.

(8)	Samuel H. Miller has beneficial ownership of 2,018,417 shares of Class A Common Stock held in trusts and a foundation: 1,733,417 shares for which he has sole power of voting and disposition and 285,000 shares for which he is a trustee with shared power of voting and disposition.

(9)	Samuel H. Miller’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(10)	Charles A. Ratner has beneficial ownership of 3,010,521 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 15,159 shares held in trusts for which he is trust advisor and has shared power of voting and disposition with the trustees. Includes 53,200 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(11)	Charles A. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(12)	James A. Ratner has beneficial ownership of 4,588,158 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 67,647 shares held in trusts for which he is trust advisor and has shared power of voting and disposition with the trustees. Includes 33,300 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(13)	Does not reflect the following shares that James A. Ratner disclaims beneficial ownership of: 6,145,958 shares of Class B Common Stock held in trusts for which he is trustee and 922,866 shares held in trusts for which he is trust advisor, of which 5,411,346 shares are held in the Max Ratner Family Branch of RMSLP, 1,158,104 shares are held in the Albert Ratner Family Branch of RMSLP and 499,374 shares are held in the Ruth Miller Family Branch of RMSLP. See discussion of RMSLP on page 1.

(14)	Includes 13,500 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(15)	Ronald A. Ratner has beneficial ownership of 3,938,521 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Includes 33,300 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(16)	Ronald A. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(17)	Includes 24,300 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(18)	Brian J. Ratner has beneficial ownership of 177,133 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Includes 19,950 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(19)	Brian J. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(20)	Deborah Ratner Salzberg has beneficial ownership of 754,272 shares of Class A Common Stock held in trusts for which she is trustee and has shared power of voting and disposition. Includes 19,350 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(21)	Deborah Ratner Salzberg’s beneficial ownership of these shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on page 1.

(22)	On March 1, 2007, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,894,232 Class A Common Units (“Units”) in Forest City Master Associates III, LLC which were obtained in a transaction designed to increase Forest City’s ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” beginning on page 29 for a more detailed description of the transaction. The transaction closed on November 8, 2006. After a one-year lock-up period, i.e. after November 8, 2007, the Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock.

(23)	Includes 52,672 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(24)	These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 420,582 shares that were issuable upon the exercise of stock options vested at March 1, 2007 or vesting within 60 days thereafter.

(25)	These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 19,080,637 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.

(a)	Nominated for election by holders of Class A Common Stock.

(b)	Nominated for election by holders of Class B Common Stock.

(c)	Member of the Audit Committee.

(d)	Member of the Compensation Committee.

(e)	Member of the Corporate Governance and Nominating Committee.

(f)	Officer and/or director of various subsidiaries.

(g)	This officer is not a director.

(h)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(i)	Reflects potential conversion of all Class B Common Stock held by the nominee or officer listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.

(j)	This column includes, if any, Class A stock options that were exercisable on March 1, 2007 or will be exercisable within 60 days after such date.
We have been advised that the shares owned by RMSLP and otherwise owned by the Families Interests will be voted for the approval of the election of the directors nominated. If such shares are voted for approval, then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.
Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Ltd., Joseph Shafran, and Bruce C. Ratner. Pursuant to the terms of the agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director to fill a vacancy on the Board effective February 1, 2007. Additionally, RMSLP, Powell Partners Ltd. and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at the next regularly scheduled shareholder meeting and at each subsequent meeting of our shareholders. If such shares are voted in accordance with the Voting

Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner’s death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See pages 12 and 29-31 for further discussion about Forest City Master Associates III, LLC.
Director Compensation
The director compensation schedule for nonemployee directors that was adopted effective March 2005 is as follows:
A.	Annual Board Retainer and Annual Stock Option Award:
•	nonemployee directors are paid an annual retainer of $40,000 ($10,000 to be paid quarterly); and

•	independent directors receive additional compensation in the form of an annual stock option grant, given in stock options, stock appreciation rights, or restricted shares or units, of approximately 11,000 shares.
B.	Fees for Specific Services as a Nonemployee Director — each nonemployee director is entitled to receive up to $80,000 in additional fees for specific services as a director, which are earned and become payable according to the following schedule:
•	the independent directors receive $1,500 for attendance at a board committee meeting under 3 hours in duration and $3,000 for a meeting longer than 3 hours in duration;

•	the chairman of each board committee receives $3,000 for attendance at a board committee meeting under 3 hours in duration and $6,000 for a meeting longer than 3 hours in duration;

•	the independent director serving as “Presiding Director” is paid an annual fee of $6,000 ($1,500 to be paid quarterly) for the lead director’s additional responsibilities;

•	the independent/nonemployee directors receive $1,500 for each Board of Directors meeting actually attended;

•	the independent/nonemployee directors receive $1,500 per day for attendance in their capacity as directors at formal meetings with our officers not held on the same day as a board meeting or a board committee meeting, including, without limitation but by way of example, Executive Committee meetings and strategic planning meetings; and

•	the independent directors receive $1,500 per day for each day on which they attend “supplemental meetings” or perform “supplemental services” in their capacity as members of a board committee, in each case as determined to be extraordinary and approved for payment by the applicable board committee following submission of a request for payment by the independent director.
C.	Director Stock Ownership — the independent directors have up to five years from March 2005 to acquire the greater of (i) 6,000 shares of our stock or (ii) the number of shares equal to $160,000, which is four-times their current retainer fee of $40,000; these shares may be acquired in the form of exercised stock options, vested restricted stock or units, or phantom shares accumulated in their Deferred Compensation Plan.
Directors who are also our employees receive no additional compensation for service as directors.
The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in our Class A Common Stock (the “Phantom Shares”). Dividends earned on Phantom Shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the Phantom Shares accumulated in the participant’s account will be paid out in shares of Class A Common Stock or cash, as elected by the participant. There were 9,814 Phantom Shares accumulated in participants’ accounts as of January 31, 2007. The Plan does not limit the number of shares that can be issued under the stock investment option.
The Corporate Governance and Nominating Committee annually reviews our independent/nonemployee director compensation and stock ownership requirements.

Director Compensation Table
The information presented in the following table is for the year ended January 31, 2007. All other directors not listed are employees of Forest City and receive no compensation in their capacity as director.

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned		Option	Incentive Plan	Deferred	All Other
	or Paid in	Stock	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	Awards ($)	($)(1)	($)	Earnings ($)	($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Scott S. Cowen	$80,500	$—	$87,863	$—	$—	$—	$168,363
Michael P. Esposito, Jr.	$115,000	$—	$210,336	$—	$—	$—	$325,336
Jerry V. Jarrett	$91,000	$—	$210,336	$—	$—	$—	$301,336
Stan Ross	$113,500	$—	$210,336	$—	$—	$—	$323,836
Joan K. Shafran(3)	$47,500	$—	$—	$—	$—	$—	$47,500
Louis Stokes	$70,000	$—	$210,336	$—	$—	$—	$280,336

(1)	The amount reported in column (d) for each director reflects the amount of the fair value of stock options that was recognized in our financial statements for the year ended January 31, 2007 under SFAS 123 (Revised), “Shared-Based Payment” (“SFAS No. 123(R)”). Costs were recognized for stock option grants made in 2003, 2005 and 2006. Costs are recognized for financial reporting purposes on a straight-line basis over the vesting period of the options. Beginning with the 2006 grant, cost recognition can be accelerated when the optionee reaches retirement age (as defined in the 1994 Stock Plan) during the nominal vesting period. Costs of the 2006 option grant for Messrs. Esposito, Jarrett, Ross and Stokes were accelerated.

The fair value of stock option grants are estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on March 28, 2007.

In April 2006, each of the independent directors in the above table was granted 10,800 stock options having a total grant-date fair value of $154,702. The options have an exercise price of $46.37, which was the closing market price of the underlying stock on the day preceding the date of grant. The closing market price on the date of grant was $46.14.

The aggregate number of stock options outstanding at January 31, 2007 for Messrs. Cowen, Esposito, Jarrett, Ross and Stokes were 43,200, 32,400, 32,400, 79,800 and 73,800, respectively.

(2)	Column (g) does not include our incremental cost for the use of our airplane by directors for attending board of directors meetings and committee meetings because such use is deemed to be a business expense. The total incremental cost of airplane usage by all directors amounts to $63,039.

(3)	Not an independent director.

Principal Security Holders
Unless otherwise indicated, the following table sets forth the security ownership as of March 1, 2007 of all other persons who beneficially own 5% or more of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
				Combined
	Class A		Percent	Class A and B			Class B
	Common		of	Common		Percent	Common		Percent
Name and Address	Stock(a)		Class(a)	Stock(b)		of Class(b)	Stock		of Class
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	16,476,410	(1)(4)	21.38%	16,502,560	(1)(4)	21.41%	26,150	(1)(4)	0.10%
Private Capital Management, L.P. 8889 Pelican Bay Boulevard, Suite 500 Naples, FL 34108	8,817,448	(2)(4)	11.44%	10,457,043	(2)(4)	13.29%	1,639,595	(2)(4)	6.50%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	221,000	(3)(4)	0.29%	1,619,000	(3)(4)	2.06%	1,398,000	(3)(4)	5.54%
Joseph Shafran Paran Management Company, Ltd. 2720 Van Aken Boulevard, Suite 200 Cleveland, OH 44120	611,401	(5)	0.79%	19,705,538	(5)	20.49%	19,094,137	(5)	75.67%
Abraham Miller Graffiti, Inc. 3111 Carnegie Avenue Cleveland, OH 44115	54,486	(6)	0.07%	19,135,123	(6)	19.90%	19,080,637	(6)	75.62%
Ratner, Miller & Shafran Family Interests (see page 1) Terminal Tower 50 Public Square Suite 1600 Cleveland, OH 44113	13,324,981	(7)	17.26%	32,499,782	(7)	33.72%	19,174,801	(7)	75.99%

(1)	Third Avenue Management LLC (“TAM”), a Delaware limited liability company, is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. TAM has sole power of voting for 15,862,598 shares and sole power of disposition of 16,476,410 shares of Class A Common Stock. Various other Third Avenue investment companies registered under the Investment Company Act of 1940 have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. Various separately-managed accounts for whom TAM acts as investment advisor have the right to receive dividends and sales proceeds from certain of the shares reported by TAM.

(2)	Private Capital Management, L.P. (“PCM”), a Delaware limited partnership, is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. PCM is deemed to be the beneficial owner of the securities in the table above because of its sole and shared power to dispose or to direct the disposition of these securities. PCM has sole dispositive and voting power of 617,400 shares of Class A Common Stock and 116,500 shares of Class B Common Stock. PCM exercises shared dispositive and voting power with respect to 8,200,048 shares of Class A Common Stock and 1,523,095 shares of Class B Common Stock held by PCM’s clients and managed by PCM. PCM disclaims beneficial ownership in the shares held by PCM’s clients and disclaims the existence of a group.

(3)	Columbia Wanger Asset Management, L.P. (“WAM”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and Columbia Acorn Trust have shared voting and dispositive power of 1,398,000 shares of Class B Common Stock. WAM also has shared voting and dispositive power with respect to 221,000 shares of Class A Common Stock held by clients and managed by WAM.

(4)	The number of shares of Common Stock beneficially owned represent shares beneficially owned at December 31, 2006 as disclosed in Forms 13F and/or Schedule 13G filed by the Principal Security Holder.

(5)	Joseph Shafran is the brother of Joan K. Shafran, Director. Mr. Shafran has beneficial ownership of 374,054 shares of Class A Common Stock held in two partnerships in which he has shared power of voting and disposition. Mr. Shafran also has beneficial ownership of 37,972 shares of Class A Common Stock held in trusts: 25,308 shares for which he is a trustee with shared power of voting and disposition and 12,664 shares for which he has sole power of voting and disposition. Included in the Class B Common Stock are 13,500 shares held in a partnership in which Joseph Shafran has shared power of voting and disposition. Joseph Shafran’s beneficial ownership of the remaining 19,080,637 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP under “Election of Directors” on page 1.

(6)	Abraham Miller is the son of Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer. Abraham Miller has beneficial ownership of 54,486 shares of Class A Common Stock held in trusts: 7,000 shares for which he is a trustee with shared power of voting and disposition and 47,486 shares for which he has sole power of voting and disposition. Abraham Miller’s beneficial ownership of the Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP under “Election of Directors” on page 1.

(7)	The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the Principal Security Holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 19,080,637 shares which represent 75.62% of the Class B Common Stock outstanding at March 1, 2007.

Certain members of the Ratner, Miller and Shafran families have been nominated for election to serve on our Board of Directors. (See information regarding nominees and directors previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals).

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)	Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.
Corporate Governance
We are managed by our senior management under the direction of the Board of Directors. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies & procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its directorate committee charters, our Code of Legal and Ethical Conduct and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the Securities and Exchange Commission (“SEC”).
If you prefer, we will send you copies of any of these materials upon written request directed to:
Geralyn M. Presti, General Counsel
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113
geripresti@forestcity.net
We regularly review our corporate governance policies and practices. The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange (“NYSE”). These reviews specifically focus on the following areas of corporate governance:
•	our Corporate Governance Guidelines in general;

•	our current Board composition and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.
We expect to adopt further changes in the future that the Board believes are the best corporate governance policies and practices for it.
Corporate Governance Guidelines
The Board of Directors believes in establishing a corporate culture of accountability, responsibility and ethical behavior through the careful selection and evaluation of senior management and members of the Board of Directors and by carrying out the responsibilities of the Board of Directors with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and recommended minor changes to the guidelines for Board approval. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; and new director orientation and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.

Independence Determinations
We are in a “controlled company” status under the NYSE corporate governance rules because, as of March 1, 2007, the Family Interests controlled 13,324,981 Class A votes and 191,748,010 Class B votes for an aggregate voting percentage of 62.3%. See “Election of Directors” on page 1 for a description of the Family Interests. As a result of the controlled company status, we are not required to have a majority of the Board of Directors be composed of independent directors. Although not required under NYSE corporate governance rules, the Board has determined that all members of our Compensation Committee and our Corporate Governance and Nominating Committee are independent. Additionally, under our Corporate Governance Guidelines, all members of the Audit Committee are required to be independent directors.
The Board has unanimously determined that Messrs. Cowen, Esposito, Jarrett, Ross and Stokes are neither affiliated persons of ours nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the enhanced independence standards for the NYSE.
The enhanced independence standards of the NYSE discussed by the Corporate Governance and Nominating Committee in their review of director independence status are as follows:
A.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. We will identify which directors are independent and disclose these affirmative determinations.
B.	No director can be independent if the director is, or has been within the last three years, our employee.
C.	No director can be independent whose immediate family member is or has been an executive officer of ours within the last three years.
D.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than (a) director and committee fees, (b) compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer, (c) compensation received by an immediate family member for service as our employee (other than an executive officer), and (d) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
E. No director can be independent if:
•	the director or an immediate family member is our internal auditor or a current partner of our independent registered public accounting firm;

•	the director is our internal auditor or a current employee of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current employee of our independent registered public accounting firm and participates in the audit, assurance or tax compliance (but not tax planning) practice; or

•	the director or an immediate family member was within the last three years (but is no longer) our internal auditor or a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.
F.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee.
G.	No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.
H.	No director can be independent if we have made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by us to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond those factors that automatically compromise director independence existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:
•	The insurance premiums paid to a company where Michael P. Esposito, Jr. serves as chairman of the board and determined that the amount of such premiums in each fiscal year was below the limits set forth in our independence standards;

•	The fees paid to a law firm where Louis Stokes is senior counsel and determined that the amount of such fees in each fiscal year was below the limits set forth in our independence standards; and

•	Charitable contributions to various organizations where Messrs. Ross, Stokes or Jarrett serve as an executive officer, director or trustee and determined that the amount of the contribution to any organization in each fiscal year was below the limits set forth in our independence standards.
The Board also considered our employment of Scott S. Cowen’s son-in-law and the charitable donation to the Tulane University Katrina Relief Fund as disclosed under Certain Relationships and Related Transactions on page 28 and 29 of this proxy statement and determined that such transactions do not compromise the independence of Scott S. Cowen. The Board definitively determined for those directors identified as independent above that any relationship that existed was not material and did not compromise that director’s independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.
Communications with the Board
We have established procedures to permit confidential and anonymous (if desired) submissions to the Presiding Director (the chairman of the Corporate Governance and Nominating Committee) regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly contacting Scott S. Cowen, the Presiding Director, by mailing a statement of concerns marked “Confidential” and addressed as follows:
Mr. Scott S. Cowen, Presiding Director
c/o General Counsel
“Confidential”
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113
Code of Legal and Ethical Conduct
We require that all directors and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.
The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing those procedures.

Meetings and Committees of the Board of Directors
The Board
Following the appointment of Bruce C. Ratner to the Board on February 1, 2007, our Board consists of five independent members and nine members of the Ratner, Miller and Shafran families, including eight members of management and one non-management family member. Biographical information and information about the Board committees on which our directors serve is set forth in “Election of Directors” on pages 1-5 of this proxy statement.
During the year ended January 31, 2007, our Board of Directors held four regular meetings. All directors attended at least 75% of the meetings of the Board and those committees on which such director served. Our policy with respect to attendance by directors at the annual meeting of shareholders is that attendance is required when the annual meeting of shareholders coincides with a Board of Directors meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. Twelve of the thirteen directors attended our 2006 annual meeting of the shareholders.
Committees of the Board
The Board’s policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic oversight and matters that by law or custom require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:
•	audit and financial reporting;

•	management compensation; and

•	nominations, corporate governance and succession planning.
Each of the standing committees operates under a written charter approved by the Board following review and recommendation by the Corporate Governance and Nominating Committee. The committee charters for each of the standing committees can be viewed on our website at www.forestcity.net. Each Board committee is authorized to retain outside advisors.
In addition to the three standing committees mentioned above, the Board of Directors convened two additional committees in fiscal year 2006 to assist with the review and analysis of our transaction with Forest City Master Associates III, LLC and Forest City Ratner Companies (“FCRC Transaction”). FCRC is now our wholly-owned subsidiary. The Special Committee, consisting of four independent directors, Michael P. Esposito, Jr., the chairman, Scott S. Cowen, Jerry V. Jarrett and Louis Stokes, was formed to consider, act upon and approve or reject the FCRC Transaction. The Special Committee retained independent legal and financial advisors to assist it in the discharge of its duties, and obtained a fairness opinion with respect to the financial terms of the FCRC Transaction. The Special Committee met nine times during the year ended January 31, 2007. The Transaction Committee, consisting of Stan Ross, the chairman, James A. Ratner and Ronald A. Ratner, was formed to oversee and advise management in connection with the structure and terms of the FCRC Transaction. The Transaction Committee met twelve times during the year ended January 31, 2007.
The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. Commencing in June 2007, the independent directors will also meet annually with Joan K. Shafran, the only other non-management director, in an executive session. Scott S. Cowen, as the Chairman of the Corporate Governance and Nominating Committee, serves as Presiding Director of all of these sessions.
Audit Committee: Our Audit Committee is composed of three nonemployee, independent directors: Michael P. Esposito, Jr., the chairman, Jerry V. Jarrett and Stan Ross. All of the Audit Committee members are financially literate in accordance with the requirements of the NYSE. The Board has determined that Michael P. Esposito, Jr. qualifies as an “audit committee financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following:
•	the integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the independent registered public accounting firm and our internal audit function; and

•	produce the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders.
The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has created a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Our shareholders will be given the opportunity to ratify the appointment of our independent registered public accounting firm at our 2007 annual meeting (see Ratification of Independent Registered Public Accounting Firm on page 32). Although this ratification is not required by law, the Board believes that shareholders should be given an opportunity to express their views on the subject.
The Audit Committee met eight times during the year ended January 31, 2007.
A copy of the Audit Committee Report is included in this proxy statement on page 31-32. The Audit Committee charter, as amended, is available on our website at www.forestcity.net.
Compensation Committee: Our Compensation Committee is composed of five nonemployee, independent directors: Jerry V. Jarrett, the chairman, Scott S. Cowen, Michael P. Esposito, Jr., Stan Ross and Louis Stokes. The Compensation Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters by:
•	establishing and administering compensation of our executive officers and senior management;

•	administering our stock option or other equity incentive plans; and

•	in accordance with federal securities laws, reviewing the Compensation Discussion & Analysis prepared by our management and recommending the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders.
The committee also evaluates the performance of our Chief Executive Officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development. For a description of the committee’s policies and procedures for the consideration and determination of executive compensation, see the Compensation Discussion & Analysis – Oversight of the Executive Compensation Program on pages 15-16.
The Compensation Committee met three times during the year ended January 31, 2007.
A copy of the Compensation Committee Report is included in this proxy statement on page 21. The Compensation Committee charter, as amended, is available on our website at www.forestcity.net.
Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of three nonemployee, independent directors: Scott S. Cowen, the chairman, Louis Stokes and Michael P. Esposito, Jr. The Corporate Governance and Nominating Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the committee considers and makes recommendations to the full Board with respect to the following matters:
•	identifying individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•	the Board’s annual review of its performance;

•	appropriate procedures for the succession planning for our senior executive officer positions;

•	appropriate procedures to evaluate the performance of our Chief Executive Officer;

•	evaluation of the Board, its committees and management; and

•	nonemployee Board member compensation.
The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.
Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance and Nominating Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the committee in accordance with criteria furnished by the committee. On occasion, at the request of the chairperson of the committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the committee.
Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee’s recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; and international, legal or governmental expertise. Other qualifications include diversity in gender, ethnic background, geographic origin or personal and professional experience. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than three or four, subject to the Board of Directors’ review.
To submit a recommendation of a director candidate to the Corporate Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance and Nominating Committee, as shown on page 11:
•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•	any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
In order for a director candidate to be considered for nomination at our annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee at least 90 calendar days prior to the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.
The Corporate Governance and Nominating Committee met four times during the year ended January 31, 2007.
The Corporate Governance and Nominating Committee charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.
Compensation Discussion & Analysis
Introduction
We are a real estate company principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We were founded in 1920, have been publicly-traded since 1960, and are headquartered in Cleveland, Ohio, with offices throughout the U.S. We have grown into a diversified, nationally-recognized company with approximately $9 billion in assets, more than 4,400 employees, annual revenues in excess of $1 billion, and an equity market capitalization as of January 31, 2007 of over $6 billion.
We attribute much of our success to our highly talented and experienced employees and our core values which require integrity and openness in dealings with all stakeholders; encourage creativity and an entrepreneurial spirit; foster teamwork; reinforce our commitments to diversity and community involvement; promote sustainability as we build and operate our business; and create long-term value through a high performance culture.
We believe that an effective executive compensation program will meet the needs of our Company, shareholders, and employees. Our executive compensation program is intended to achieve the following key objectives:
•	To serve as a management tool to focus employees on key business objectives as reflected in our annual and long-term strategic plans which support our ultimate objective of maximizing shareholder value;

•	To attract and retain highly talented employees to lead our continued growth and success and to reward them for their contributions towards that success; and

•	To reinforce our core values by providing for fair and competitive pay that is aligned with performance results.
In order to achieve these objectives, our executive compensation program includes the following primary components:
•	Competitive base salaries reflective of each executive’s responsibility level and individual performance contribution over time;

•	Performance-based annual incentives tied to the attainment of specified business objectives at the corporate, business unit, and individual levels;

•	Long-term incentives linked to strategic goals and long-term shareholder value creation; and

•	Employee benefits that meet the needs of our employees and their families at a reasonable shared cost.
Each of these pay components is described in more detail later in this report.
Oversight of the Executive Compensation Program
Our executive compensation program is administered by the Compensation Committee (“Committee”) of the Board of Directors. The current members of the Committee are Jerry V. Jarrett (Chairman), Scott S. Cowen, Michael P. Esposito, Jr., Stan Ross, and Louis Stokes. All Committee members are outside directors as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), are nonemployee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and qualify as independent directors under the NYSE listing standards.
The responsibilities of the Committee include the following activities: to review at least annually the goals, objectives and policies of our executive compensation plans; to evaluate annually the performance of the Chief Executive Officer, and to review and approve the total compensation recommendations for the Chief Financial Officer and the four other most highly compensated individuals included in the Summary Compensation Table on page 23 as well as certain senior executive officers of significant business units and subsidiaries in light of such goals and objectives; and to administer our equity incentive plans and approve all equity incentive awards for our executive officers.

The Committee also has the authority to retain, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other senior management employees. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.
The Committee periodically utilizes the advisory assistance of an independent consulting firm, Mercer Human Resource Consulting (“Mercer”), in the execution of the Committee’s chartered responsibilities. Mercer conducted a comprehensive review of our executive compensation program in 2004 that included the following activities:
•	Development of an executive compensation strategy in support of our culture, key business objectives, and best practices;

•	Design and delivery of a comprehensive custom compensation survey for the real estate industry that was co-sponsored by us;

•	Market pay analysis for executive officers and other management employees to gauge pay competitiveness;

•	Review of annual and long-term incentive compensation plans and recommendation of potential design modifications; and

•	Meetings with management and the Committee to review findings and recommendations as well as competitive trends and regulatory developments impacting executive compensation.
While our management is responsible for the preparation of this Compensation Discussion & Analysis, we consulted with Mercer in its preparation.
Executive Compensation Core Principles
In support of the objectives for our executive compensation program outlined in the introduction, we use a set of core principles to guide the development and use of specific compensation elements. These core principles are outlined below:
•	Our executive compensation program should reinforce key business objectives and our core values: Performance goals under our annual Executive Bonus Plan, a short-term incentive plan (“STIP”) and our Executive Long-Term Incentive Plan (“LTIP”) are directly linked to our annual and strategic plans, with an emphasis on long-term shareholder value creation.

•	Our executive compensation program should reinforce our commitment to internal equity: We provide incentive award opportunities, expressed as a percent of base salary, to our Named Executive Officers (as defined on page 23) (other than Albert B. Ratner and Samuel H. Miller, who do not participate in the STIP or the LTIP but are compensated through a separate discretionary bonus program) as well as to other members of our executive team. The STIP promotes a combination of individual accountability and teamwork through the use of individual, business unit, and corporate performance goals. Our executive compensation program also promotes a pay for performance orientation, consistent with our high performance culture, through the use of and emphasis on incentive compensation. The Committee has discretion to determine the incentive amounts paid under the STIP and the LTIP in the event of extraordinary or unusual business conditions or circumstances.

•	Pay should be aligned with performance: Our executive compensation program emphasizes variable “at risk” incentive pay tied to challenging performance goals, with no awards earned for results below a designated threshold level. Executives can earn significant incentive awards when outstanding performance results are achieved and little or no awards when performance is below the target level. Performance is measured relative to the annual and long-term strategic plans, including our internal measure of value creation at the individual property and overall portfolio level, which is defined as the change in net asset value plus or minus net cash flow (“Total Return”).

•	A majority of pay for top executives should be performance contingent: In keeping with our pay for performance orientation, and in order to align executive and shareholder interests, the majority of total pay opportunities for executive officers is performance-based. Annual incentives under the STIP and grants under the cash-based portion of the LTIP will only be earned if performance targets are met, and stock options will only have value if our stock price appreciates between the time of grant and the time of exercise. Target annual and long-term incentive award opportunities for Named Executive Officers participating in incentive compensation plans are calculated as a percentage of base salary. Actual pay levels will vary with our performance results.

•	Incentive compensation should be tied to short-term, intermediate, and long-term performance: Our executive compensation program seeks to link incentive pay to performance over multiple time frames. Annual incentives under the STIP reward short-term performance in support of our annual business plan. Long-term incentives include the cash component of the LTIP which reflects performance over an intermediate four-year period, consistent with our strategic planning cycle, and an equity component (currently stock options and restricted stock awards) which rewards long-term shareholder value creation.

•	Long-term incentives should be emphasized to align executive and shareholder interests: Our executive compensation program places greater emphasis on long-term incentives as compared with annual incentives, to focus senior management on long-term strategic goals and shareholder value creation. Performance measures for the cash component of the LTIP include Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”) and Total Return achieved over a four-year period. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from equity plans.

•	Total compensation should be fair and competitive: We operate in a highly competitive industry and must ensure that our executive pay program allows us to attract and retain key management talent for continued growth and success. The Committee periodically uses Mercer to assess pay competitiveness for executive officers and other key management employees. Pay levels are also reviewed to determine if they are internally equitable.

•	Incentive compensation design should be simple and clearly understood by executive participants: We currently use the same two primary performance measures, EBDT and Total Return, under the STIP and the LTIP. We also provide annual written notification to participants of performance goals and corresponding award opportunities for the current year’s incentive compensation plans.
Target Executive Officer Pay Levels and Relevant Employment Market
Targeted pay levels are intended to reinforce core principles and key objectives under our executive compensation program. Base salaries are targeted competitively to attract talented and experienced employees. Annual incentives are targeted at the market median, while long-term incentives are targeted above the market median, reinforcing our focus on challenging long-term strategic goals and shareholder value creation. Total cash compensation (consisting of the sum of salary plus annual incentives) and total direct compensation (sum of salary, annual incentives, and long-term incentives) are targeted above the market median to facilitate the attraction and retention of talented executives.
Due to the emphasis on performance-based incentive compensation, actual pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation. For example, total direct compensation may be at or above the market 75th percentile when we achieve superior performance results or well below the market median when goals are not met.
Relevant Employment Market for Executive Officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. Because we operate in over 25 states, including several high cost of living locations such as New York and California, geographic pay differentials will be considered when establishing base salaries for executives, as applicable.
The Committee periodically retains Mercer to assess executive officer pay competitiveness. Mercer reviews proxy pay data for a designated group of publicly-traded industry peers as well as published compensation surveys for the real estate industry (reflecting data for both public and private companies). Peer group companies in the most recent review included: AMB Property Corporation, AvalonBay Communities Inc., Boston Properties, Inc., CBL & Associates Properties, Inc., Cousins Properties, Inc., Developers Diversified Realty, Duke Realty Corporation, Equity Office Properties Trust, Equity One, Inc., Equity Residential, Highwoods Properties, Inc., Kimco Realty Corporation, Reckson Associates Realty Corporation, Simon Property Group, Inc., St. Joe Company, Taubman Centers, Inc., United Dominion Realty Trust and Vornado Realty Trust.
Compared with this peer group, our 2006 fiscal year-end total assets were slightly below the 75th percentile and our equity market capitalization of over $6 billion (as of January 31, 2007) was slightly above the peer group 50th percentile. Relative to these peer companies, our total shareholder return was above the 50th percentile over the five-year period ending January 31, 2007 and near or above the 75th percentile for the three and ten-year periods ending with fiscal year 2006.

Components of the Executive Compensation Program
The table below provides a high level overview of the four primary components within our executive compensation program, followed by a more detailed description for each component.

Element	Key Objectives	Performance Linkage

Base Salary	Provide fixed income stream based on level of responsibility, experience and individual performance	Partially linked (merit increases tied to performance)

Annual Incentives	Align pay with achievement of short-term performance goals in support of annual business plan	Highly linked

Long-Term Incentives	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of key employees, facilitate stock ownership	Highly linked

Benefits & Perquisites	Provide for employee health, welfare and retirement needs	Minimally or not linked
Base Salary: Base salary provides employees with a steady income stream reflective of their level of responsibility, experience, individual performance and contributions to our overall success. It serves as a means (in conjunction with other pay components) to attract highly talented executives and also impacts annual and long-term incentive award opportunities which are expressed as a percentage of base salary.
Base salaries for all Named Executive Officers other than Thomas G. Smith, our EVP, CFO and Secretary, are established in accordance with employment agreements. Base salaries are targeted competitively and may be adjusted for executives within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials. No geographic pay differentials are applied to targeted pay levels for employees within our Cleveland headquarters, including all Named Executive Officers. Actual salaries may be above or below the targeted level, based on each executive’s level of experience and performance.
In determining base salary levels for other executive officers, the Committee considers: 1) pay practices of comparable real estate organizations, as compiled by Mercer based on a review of peer group data, 2) CEO recommendations for our other executive officers and 3) their assessment of each executive’s contributions towards our success.
Our Named Executive Officers did not receive base salary increases during fiscal year 2006. Consistent with their employment agreements, base salary amounts were as follows: Charles A. Ratner, $500,000; Albert B. Ratner, $475,000; James A. Ratner, $450,000; Ronald A. Ratner, $450,000; and Samuel H. Miller, $425,000. Thomas G. Smith’s salary, which is not determined by an employment agreement, increased to $425,000 just prior to the beginning of fiscal year 2006.
Annual Incentives: Named Executive Officers and other members of senior management are eligible to participate in the STIP. The plan’s primary objective is to motivate executives to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned (if any) can be considerably above or below target levels based on our actual versus planned performance. Albert B. Ratner and Samuel H. Miller, our Co-Chairmen, do not participate in the STIP but are eligible to receive bonuses as determined by the Committee. Each of our Co-Chairmen was awarded discretionary bonuses of $300,000 during fiscal year 2006 in recognition of their significant contributions to our success.
Each year, our CEO in consultation with the CFO, recommends to the Committee performance goals for each measure under the STIP, taking into consideration the annual business plan, past performance, and current market conditions. In reviewing proposed performance goals, the Committee also takes into consideration their consistency and alignment with our annual and strategic plans and how challenging they may be to achieve. During the fourth quarter of the prior fiscal year, the Committee approves the annual performance goals and award opportunities for the upcoming plan year. Any earned awards are subsequently paid in cash upon final determination and approval by the Committee.
Performance measures under the STIP include EBDT at the corporate level and Total Return above a specified threshold at the corporate and business unit levels. Corporate EBDT and business unit and corporate Total Return goals are established each year within the annual business plan. These measures are viewed as key drivers of near-term value creation that plan participants understand and can impact. A portion of the STIP opportunity is also tied to the attainment of individual business objectives which are established at the beginning of each fiscal year.
Consistent with our core compensation principles, Named Executive Officers who are eligible to participate in the STIP have the same target award opportunity of 70% expressed as a percentage of base salary. Actual payouts could range between 0% and 140% of base salary, depending on the level of performance.

The performance mix under the STIP varies based on job function and responsibility level. All participants have a portion of their award opportunity, ranging from between 45% and 90% of their total award, tied to corporate financial goals to promote teamwork and collaboration among departments and business units. Corporate financial goals are equally weighted between EBDT and Total Return.
Named Executive Officers serving as business unit CEOs have 40% of their incentive opportunity tied to their respective business unit’s Total Return results, a slightly lower weighting as compared with the corporate financial component due to their significant involvement in overall corporate planning and accountability for our consolidated results.
Individual goals for the Named Executive Officers, which reinforce individual accountability, pertain to such matters as the achievement of specific corporate or business unit objectives; participation in the strategic planning process; and the development of key talent within the organization. Depending on their position, the individual component of the award opportunity for each eligible Named Executive Officer could range from 10% to 20% of the total. The emphasis on overall financial results, versus individual goals, increases with level of responsibility. In evaluating the CEO’s performance, the Committee considers certain qualitative measures, including leadership ability, anticipation of and responsiveness to changing market conditions, and progress towards management development and succession planning.
The actual amounts to be paid under the STIP for fiscal year 2006 are above the 70% of base pay target award opportunity reflecting significantly higher corporate and business unit Total Return relative to annual targets, more than offsetting corporate EBDT performance that was slightly below plan. The individual performance component of the STIP also affected the actual amount of each award. The total STIP payments to be paid to eligible Named Executive Officers as a percent of base salary were as follows: Charles A. Ratner, 96% ($482,090); James A. Ratner, 116% ($524,065); Ronald A. Ratner, 116% ($524,065); and Thomas G. Smith, 103% ($436,968).
Long-Term Incentives: Our business strategy is to create sustained long-term value for our shareholders and customers by continually enhancing the value of our existing portfolio and by identifying new development and acquisition opportunities within targeted high growth markets. Our primary goal is to build long-term asset value by maximizing the spread between return on capital employed and our cost of capital. We believe sustained growth in long-term asset value should translate into superior total shareholder returns over time.
Long-term incentives are intended to align pay with long-term strategic goals and shareholder value creation. They are also provided to enhance the retention of executives and other key employees and facilitate stock ownership. Our long-term incentives consist primarily of two components; cash awards provided through the LTIP and equity provided primarily through the use of stock options.
Named Executive Officers (other than our two Board Co-Chairmen, who do not participate in the LTIP) and other senior management members currently receive long-term incentives. Under the LTIP, stock options are granted annually while cash awards are provided once every four years to coincide with our four-year strategic planning cycle. This is intended to promote a balanced focus on Total Return and financial performance objectives under the strategic plan in support of long-term value creation.
Long-term incentives reinforce our primary objective of long-term value creation. In determining award levels for Named Executive Officers and senior management, consideration is given to competitive market practice, employee responsibility level, and internal equity. The annual target award for Named Executive Officers under the LTIP is equal to 120% of base salary with half in the form of stock options and half in cash. Actual awards earned (if any) can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation.
Named Executive Officers currently participate in the cash-based portion of the LTIP for the 2004 through 2007 strategic plan cycle, with actual award levels ranging from 0% to 175% of targeted levels based on performance results over the related four-year period. A new LTIP performance cycle generally begins every four years.
Cash-based LTIP awards are contingent on the attainment of corporate EBDT and business unit and corporate Total Return goals over the four-year performance period. Performance goals are derived from our strategic plan and are measured over four-year cumulative periods. Executives are eligible to earn an annual cumulative incentive that accrues towards a single payment at the end of each four-year period, provided that certain yearly performance objectives are met. The annual accrual is targeted at 60% of each Named Executive Officer’s base salary. In addition to the annual performance objectives that must be met during the strategic plan cycle, our Named Executive Officers must also meet the long-term cumulative goals for the four-year period in order to receive 100% of their accumulated cash incentive under the LTIP.
Awards payable to the CEO are determined by independent members of the Board of Directors, upon the recommendation of the Committee, which approves awards payable to all other participants. Currently, any earned awards are paid in cash, in order to minimize shareholder dilution from equity plans. Following the end of each four-year cycle, the Committee certifies the achievement of performance results under the LTIP.

We typically grant stock options under the LTIP following the release of full year earnings for the prior fiscal year. Stock options have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Committee has not granted options, and does not intend to grant options, with an exercise price less than the closing market price of our Class A Common Stock on the grant date, repriced options or issued options with “reload” provisions.
Stock option awards may be granted to Named Executive Officers as well as other senior executive officers of significant subsidiaries as determined by the Committee, based on an evaluation of the executives’ duties and overall performance including current and potential contributions to our success. Options will only have value if our stock price appreciates from the time of grant to the time of exercise. In order to enhance employee retention, stock options typically vest over a four-year period as follows: 25% after two years, 50% after three years, and 100% after four years from the date of grant. We use the Black-Scholes option pricing model to determine grant levels required to deliver target award values (which are targeted at 60% of base salary for Named Executive Officers). Stock options are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. During fiscal year 2006, an aggregate total of 115,600 stock options were granted to Named Executive Officers, allocated among them as shown in the Grants of Plan-Based Awards Table included in this proxy statement.
We may also periodically grant service-based restricted stock to promote retention of certain key executives and provide them with an enhanced ownership stake. Restricted stock typically vests over four years from the time of grant. During the past fiscal year, Thomas G. Smith was granted 3,000 shares of restricted stock that will vest 25% after two years, 50% after three years, and 100% after four years from the date of grant.
We believe that our incentive plans have been successful in focusing executives on long-term value creation, as evidenced by our 10 year annualized total shareholder return of approximately 25% through January 31, 2007.
Benefits and Other Perquisites: Consistent with our pay for performance philosophy, Named Executive Officers do not receive a large number of perquisites or supplemental benefits. Named Executive Officers as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in our qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. We do not maintain a qualified defined benefit pension plan. In order to supplement retirement benefits and enhance retention of key executives, Named Executive Officers also participate in an unfunded nonqualified supplemental retirement plan, administered by the Committee, which provides for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. For fiscal 2006, total contributions on behalf of the Named Executive Officers amounted to $100,000.
Our Named Executive Officers are also provided with an executive medical benefit and the premium cost associated with a long-term care policy. Additionally, a death benefit is provided to the Named Executive Officers. The benefit is equal to the annual salary of each executive at the time of death and is paid to his designated beneficiaries for a period of five years in the event the executive dies while in our employment. Each named executive is also offered a company-provided car for personal use. The value of these items is included in the All Other Compensation column of the Summary Compensation Table included elsewhere in this proxy statement.
Additional Executive Compensation Policies
Stock Ownership Guidelines: We encourage executive stock ownership but do not currently have formal guidelines in place due to the significant ownership levels of the executive officer team.
Employment Agreements: As disclosed in the Summary Compensation Table included elsewhere in this proxy statement, we have employment agreements with all of our Named Executive Officers (other than Thomas G. Smith, our CFO) which provide for a minimum base salary and death benefit agreements, and are renewable for one-year periods. Thomas G. Smith has an agreement with us regarding his death benefit. The agreements for Charles A. Ratner, James A. Ratner and Ronald A. Ratner were amended effective November 2006 to include a non-compete provision. Given the significant ownership interests of our Named Executive Officers, we do not provide for severance or change of control benefits as part of these agreements.
Tax and Accounting Implications
Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. To the extent any of the Named Executive Officers have received non-qualifying compensation in excess of the $1 million limit it was not deducted. The Committee’s policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible.

Nonqualified Deferred Compensation: On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005. The final regulations were effective April 17, 2007, and we are assessing our compliance with these new provisions.
Accounting for Stock-Based Compensation: Beginning with our fiscal year commencing February 1, 2006, we began accounting for stock option and restricted stock grants in accordance with the requirements of SFAS No. 123(R).
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.
Jerry V. Jarrett (Chairman)           Scott S. Cowen                                 Michael P. Esposito, Jr.
Stan Ross                                                      Louis Stokes
The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.
Potential Payments upon Termination
The following discussion outlines the payments that would be provided to Named Executive Officers in the event of termination, retirement or death as of January 31, 2007. Given the significant ownership interests of our Common Stock by our Named Executive Officers as described in the Compensation Discussion & Analysis, we do not provide for severance or change of control benefits.
Salary Continuation
Named Executive Officers currently do not receive salary continuation upon termination or retirement. A salary continuation death benefit is discussed under a separate heading which follows.
Cash Incentives
In the event of termination, unless the Named Executive Officer completes the performance period to which the STIP and the LTIP pertain, he would not be entitled to a payout under these Plans.
As stated previously, Albert B. Ratner and Samuel H. Miller do not participate in the STIP or the LTIP however, the Committee has the authority to grant a discretionary bonus amount to either of our Co-Chairmen in the event of termination, retirement or death.
Equity Awards
Upon termination Named Executive Officers would forfeit all vested stock options not exercised prior to termination as well as any remaining unvested options or restricted shares. The Compensation Committee retains the ability to accelerate the vesting of any terminating Named Executive Officer’s stock options and/or restricted stock depending on the circumstances surrounding the termination.
Upon retirement, Named Executive Officers would vest in all options granted as part of the fiscal years 2005 and 2006 option grants and would be able to exercise these options for the remaining period of their ten-year life. Vested outstanding options provided prior to the 2005 grant would be exercisable for a period of up to 90 days following the date of retirement. Unvested options granted prior to 2005 would be forfeited. The vesting of restricted stock granted to a Named Executive Officer in 2006 would be accelerated upon retirement. Had each of the Named Executive Officers retired as of January 31, 2007, the intrinsic value associated with accelerated vesting of any stock options and restricted stock would have been as follows: Charles A. Ratner, $1,711,200; James A. Ratner, $1,078,056; Ronald A. Ratner, $1,078,056; and Thomas G. Smith, $1,259,406.
In the event of death, the estate of the Named Executive Officer would be able to exercise any vested options for the remaining period of their ten-year life. Unvested options would be forfeited. Restricted stock issued during 2006 would also be immediately vested upon death.

The number of options and unvested restricted shares outstanding for each Named Executive Officer as of January 31, 2007 are shown in the Outstanding Equity Awards at Fiscal Year-End table on page 26.
Deferred Compensation
In the event of voluntary termination, retirement or death, each of the Named Executive Officers, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances which include their elective deferrals plus any aggregate earnings, as well as the balances associated with their unfunded nonqualified supplemental retirement plan. The total nonqualified deferred compensation balances consisting of elective deferrals and supplemental retirement plan benefits, are provided in column (f) of the Nonqualified Deferred Compensation table on page 27.
In all circumstances, payments of elective deferrals will be paid in accordance with each Named Executive Officer’s election. Supplemental retirement plan benefits will be paid over a period of ten years for voluntary terminations or retirement and in a single lump-sum in the event of death. In case of an involuntary termination, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Committee. The supplemental retirement plan benefit portion of the total nonqualified deferred compensation balances as of January 31, 2007 were as follows: Charles A. Ratner, $412,080; Albert B. Ratner, $843,050; James A. Ratner, $320,853; Ronald A. Ratner, $319,947; Samuel H. Miller, $974,439; and Thomas G. Smith, $2,003,359.
Death Benefits
Under the terms of each Named Executive Officer’s employment agreement (or a separate arrangement in the case of Thomas G. Smith), his beneficiaries would receive an annual benefit equal to the Named Executive Officer’s base salary for a period of five years following the date of death while employed by Forest City. With the exception of Thomas G. Smith, the current base salaries of the Named Executive Officers are shown in column (c) of the Summary Compensation Table on page 23. Mr. Smith’s base salary as of January 31, 2007 was $425,000.
Other Benefits and Perquisites
Payment of premiums associated with executive medical and long-term care insurance would cease upon termination, retirement or death. However, the executive and/or his surviving dependents could elect to continue this coverage at their own expense.

EXECUTIVE COMPENSATION TABLES
The following tables present compensation information for our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the four other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year 2006.
Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Charles A. Ratner, President and Chief Executive Officer (PEO)	2006	$500,000	$—	$—	$692,009	$482,090	$2,309	$71,621	$1,748,029
Thomas G. Smith, Executive Vice President, Chief Financial Officer and Secretary (PFO)	2006	$424,639	$—	$139,110	$481,238	$436,968	$9,913	$112,984	$1,604,852
Albert B. Ratner, Co-Chairman of the Board of Directors	2006	$475,000	$300,000	$—	$—	$—	$3,527	$84,303	$862,830
Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer	2006	$425,000	$300,000	$—	$—	$—	$5,222	$73,432	$803,654
James A. Ratner, Executive Vice President	2006	$450,000	$—	$—	$209,785	$524,065	$1,913	$68,745	$1,254,508
Ronald A. Ratner, Executive Vice President	2006	$450,000	$—	$—	$209,785	$524,065	$3,824	$65,133	$1,252,807

(1)	The amount reported in column (e) for Thomas G. Smith reflects the amount of the fair value of the 2006 restricted stock grant that was recognized in our financial statements during the year ended January 31, 2007 under SFAS No. 123(R). The entire grant-date fair value was recognized during the year because Mr. Smith was retirement eligible at the time of the grant.

(2)	The amount reported in column (f) for each Named Executive Officer reflects the amount of the fair value of stock options that was recognized in our financial statements for the year ended January 31, 2007 under SFAS No. 123(R). Costs were recognized for stock option grants made in 2003, 2005 and 2006. Costs are recognized for financial reporting purposes on a straight-line basis over the vesting period of the options. Beginning with the 2006 grant, cost recognition can be accelerated when the optionee reaches retirement age (as defined in the 1994 Stock Plan) during the nominal vesting period. Costs of the 2006 option grant for Charles A. Ratner and Thomas G. Smith were accelerated.

The fair value of stock option grants are estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on March 28, 2007.

(3)	The amount reported in column (g) represents the cash award earned under our Executive Bonus Plan, a short-term incentive plan (“STIP”), during the year ended January 31, 2007 by the Named Executive Officer, which will be paid in 2007.

In addition to the amounts shown in the table, the Named Executive Officers were paid STIP awards in 2006 that were earned during the prior year as follows: Charles A. Ratner — $578,098, Thomas G. Smith — $473,312, James A. Ratner — $540,745, and Ronald A. Ratner — $575,143. These amounts are not included in the amounts reported in column (g) and were not included in the Summary Compensation Table in last year’s proxy statement.

The STIP program is discussed in greater detail in the Compensation Discussion & Analysis section of this proxy statement.

(4)	The amount reported in column (h) represents the amount of above-market earnings on the Named Executive Officer’s nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table on page 27. The earnings credited to the Named Executive Officer’s nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with section 1274(d) of the Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES (continued)
(5)	The detail of All Other Compensation reported in column (i) is shown in the following table.

	C. Ratner	T. Smith	A. Ratner	S. Miller	J. Ratner	R. Ratner
All Other Compensation	($)	($)	($)	($)	($)	($)

Forest City matching contribution to 401(k) plan	$3,500	$3,500	$3,500	$3,500	$3,500	$3,500
Forest City contribution accrued for unfunded nonqualified supplemental retirement plan for executives	$10,000	$50,000	$10,000	$10,000	$10,000	$10,000
Imputed income of group term life insurance	$6,858	$6,858	$4,944	$4,944	$3,564	$2,322
Personal use of company-provided automobile	$16,904	$16,552	$14,752	$9,313	$17,454	$15,763
Executive medical insurance premiums	$30,310	$30,310	$30,310	$30,310	$30,310	$30,310
Long-term care insurance premiums	$4,049	$4,922	$11,595	$15,365	$3,917	$3,238
Country club dues	$—	$—	$9,202	$—	$—	$—
Parking allowance	$—	$842	$—	$—	$—	$—

Total	$71,621	$112,984	$84,303	$73,432	$68,745	$65,133

The personal use of our private airplane service by a Named Executive Officer is charged to and paid for by the Named Executive Officer and, as such, is not deemed to be a perquisite.
We entered into employment agreements with Albert B. Ratner and Samuel H. Miller, Co-Chairmen of the Board of Directors effective January 1, 1999 which provide for an annual salary of $475,000 and $425,000, respectively. The agreements are renewable annually. Although they do not participate in a formal bonus plan, an annual bonus may be awarded, determined on a discretionary basis.
We entered into employment agreements with Charles A. Ratner, James A. Ratner and Ronald A. Ratner effective February 1, 2005, providing for annual salaries of $500,000, $450,000 and $450,000, respectively. These agreements are automatically renewable for one-year terms unless otherwise terminated.
The employment agreements for Albert B. Ratner, Samuel H. Miller, Charles A. Ratner, James A. Ratner and Ronald A. Ratner provide that upon the death of such officer, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death. A similar death benefit is provided to Thomas G. Smith through an agreement dated May 31, 1999.
Continued on next page

EXECUTIVE COMPENSATION TABLES (continued)
For a discussion of the terms of the awards in the following table, see Compensation Discussion & Analysis beginning on page 15.
Grants of Plan-Based Awards

					All Other Stock
					Awards:	All Other Options		Grant Date Fair
		Estimated Future Payouts Under Non-			Number of	Awards: Number of	Exercise or Base	Value of Stock
		Equity Incentive Plan Awards (1)			Shares of Stock	Securities	Price of Option	and Option
		Threshold	Target	Maximum	or Units	Underlying Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh) (2)	($)(3)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Charles A. Ratner	4/04/2006	$—	$—	$—	—	40,000	$46.37	$572,972
	—	$275,625	$350,000	$700,000	—	—	$—	$—
Thomas G. Smith	4/04/2006	$—	$—	$—	3,000	—	$—	$139,110
	4/04/2006	$—	$—	$—	—	25,200	$46.37	$360,972
	—	$208,250	$297,500	$595,000	—	—	$—	$—
Albert B. Ratner	—	$—	$—	$—	—	—	$—	$—
Samuel H. Miller	—	$—	$—	$—	—	—	$—	$—
James A. Ratner	4/04/2006	$—	$—	$—	—	25,200	$46.37	$360,972
	—	$250,031	$315,000	$630,000	—	—	$—	$—
Ronald A. Ratner	4/04/2006	$—	$—	$—	—	25,200	$46.37	$360,972
	N/A	$250,031	$315,000	$630,000	—	—	$—	$—

(1)	The amounts shown in columns (c), (d) and (e) relate to the STIP cash award earned under the Executive Bonus Plan during 2006 to be paid in 2007. The threshold amounts shown in column (c) reflect the minimum payment level which is 75% of the target award for EBDT, 100% for Total Return and 0% for individual goals. The maximum amounts shown in column (e) reflect 200% of target.

(2)	The exercise price of the stock options granted on April 4, 2006 was equal to the closing market price of the underlying stock on the day preceding the date of grant. The closing market price of the underlying stock on the date of grant was $46.14.

(3)	The grant-date fair value of the options ($14.3243 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2007, which are included in our Annual Report on Form 10-K filed with the SEC on March 28, 2007.
Continued on next page

EXECUTIVE COMPENSATION TABLES (continued)
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised		Option		Number of Shares or	Market Value of Shares
	Options Exercisable	Options Unexercisable		Exercise	Option	Units of Stock That	or Units of Stock That
	as of January 31, 2007	as of January 31, 2007		Price	Expiration	Have Not Vested	Have Not Vested
Name	(#)	(#)		($)	Date	(#)	($) (5)
(a)	(b)	(c)		(e)	(f)	(g)	(h)

Charles A. Ratner	—	43,200	(1)	$15.500	3/17/2013	—	$—
	—	40,000	(2)	$31.750	4/06/2015	—	$—
	—	40,000	(3)	$46.370	4/04/2016	—	$—
Thomas G. Smith	4,306	—		$7.459	4/07/2009	—	$—
	14,016	—		$14.267	3/08/2011	—	$—
	6,450	21,600	(1)	$15.500	3/17/2013	—	$—
	—	25,200	(2)	$31.750	4/06/2015	—	$—
	—	25,200	(3)	$46.370	4/04/2016	—	$—
	—	—		$—	—	3,000 (4)	$181,350
Albert B. Ratner	—	—		$—	—	—	$—
Samuel H. Miller	—	—		$—	—	—	$—
James A. Ratner	—	27,000	(1)	$15.500	3/17/2013	—	$—
	—	25,200	(2)	$31.750	4/06/2015	—	$—
	—	25,200	(3)	$46.370	4/04/2016	—	$—
Ronald A. Ratner	—	27,000	(1)	$15.500	3/17/2013	—	$—
	—	25,200	(2)	$31.750	4/06/2015	—	$—
	—	25,200	(3)	$46.370	4/04/2016	—	$—

(1)	Stock options vest on March 17, 2007.

(2)	Stock options vest 25% on April 6, 2007, 25% on April 6, 2008, and 50% on April 6, 2009.

(3)	Stock options vest 25% on April 4, 2008, 25% on April 4, 2009, and 50% on April 4, 2010.

(4)	Restricted stock vest 25% on April 4, 2008, 25% on April 4, 2009, and 50% on April 4, 2010.

(5)	The market value of shares reported in column (h) is based on the closing market price of our Class A Common Stock on January 31, 2007 of $60.45.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Charles A. Ratner	88,800	$3,746,055	—	$—
Thomas G. Smith	17,650	$766,120	—	$—
Albert B. Ratner	—	$—	—	$—
Samuel H. Miller	—	$—	—	$—
James A. Ratner	54,000	$2,273,205	—	$—
Ronald A. Ratner	54,000	$2,279,232	—	$—

EXECUTIVE COMPENSATION TABLES (continued)
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
	Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)

Charles A. Ratner	$—	$10,000	$31,902	$—	$546,084
Thomas G. Smith	$49,374	$50,000	$137,705	$—	$2,391,223
Albert B. Ratner	$—	$10,000	$49,298	$—	$843,050
Samuel H. Miller	$—	$10,000	$72,285	$—	$1,225,860
James A. Ratner	$—	$10,000	$26,358	$—	$452,452
Ronald A. Ratner	$92,308	$10,000	$52,214	$—	$911,926

(1)	The Named Executive Officers may elect to defer a portion of their annual salary, bonus or incentive compensation, up to a maximum of $100,000 per year, under our deferred compensation plan for executives. The amount reported in column (b) is also reported in the Summary Compensation Table. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5%. The rate is updated every calendar quarter using the first published Moody’s rates of the new quarter. Interest rates ranged from 5.97% to 6.67% during the last fiscal year. Interest is credited to the executives’ accounts biweekly and compounded quarterly.

(2)	The Named Executive Officers participate in an unfunded nonqualified supplemental retirement plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive’s account plus interest on the account balance. The amounts in column (c) represent the accrual of the contribution during the fiscal year. These amounts are also reported in column (i) of the Summary Compensation Table. Our contribution and interest are credited as of February 1 of each year. The interest is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly rates for the prior four calendar quarters used in our deferred compensation plan for executives (see note 1), i.e., the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5%. The interest rate used for the last fiscal year was 6.29%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the Named Executive Officers are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.

(3)	The amount of earnings reported in column (d) that are deemed to be above-market earnings are reported in column (h) of the Summary Compensation Table.

(4)	Prior years’ accumulation of executive contributions and our contributions included in column (f) have been reported in prior years’ Summary Compensation Tables to the extent these Named Executive Officers were required to be disclosed. Accumulated earnings from prior years included in column (f) have not been reported in prior years’ Summary Compensation Tables.

Equity Compensation Plan Information
The information presented in the following table is as of January 31, 2007.

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price	available for future issuance
	exercise of	of outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation Plan approved by security holders (1)	3,256,574	$27.78	3,985,560
Equity compensation Plan not approved by security holders (2)	9,814	—	—

Total	3,266,388		3,985,560

(1)	Our 1994 Stock Plan (the “Plan”) was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 21, 2005, as further amended by the Compensation Committee on December 12, 2005. The Plan is administered by the Compensation Committee of the Board of Directors. Under the Plan, we may award Class A stock options, restricted shares and restricted stock units to our key employees and nonemployee directors. The maximum number of shares that may be awarded under the Plan is 11,750,000. The maximum award to an individual during any calendar year is 400,000 stock options and 225,000 restricted shares or restricted stock units. Anti-dilution provisions in the Plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. Vesting schedules are determined by the Compensation Committee for each award and no vesting occurs during the first year following the date of grant.
(2)	This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under the Deferred Compensation Plan for Nonemployee Directors. The Plan is described on page 6.
Certain Relationships and Related Transactions
Each of our directors and executive officers are required to complete a questionnaire on an annual basis, which includes questions regarding related persons transactions. In addition, we adopted a formal policy with respect to related person transactions during fiscal year 2006 which formalizes the general processes and procedures we historically utilized to review and approve such transactions. Under the policy, the Corporate Governance and Nominating Committee reviews and approves any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors, nominees for director or any shareholder owning in excess of 5% of our Common Stock and their immediate family members, or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving the transaction the Corporate Governance and Nominating Committee shall consider, among other things, if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. All related person transactions are disclosed to the full Board of Directors and any related person transaction in which the related person had direct or indirect material interest is disclosed in our proxy statement.
All related person transactions described in this proxy statement have been reviewed and approved or ratified by the Corporate Governance and Nominating Committee. In addition, because of the importance and nature of the transaction with Forest City Ratner Companies, the transaction was specifically reviewed and approved by a Special Committee which retained independent financial and legal advisors and obtained a fairness opinion to assist it in evaluating the transaction.
Transactions with RMS Investment Corp: We paid approximately $446,000 as total fees during fiscal year 2006 to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by members of the Ratner, Miller and Shafran families, including the four children of Charles A. Ratner (our President, Chief Executive Officer and Director), the two children of James Ratner (our Executive Vice President and Director), the two children of Ronald Ratner (our Executive Vice President and Director), Deborah Ratner Salzberg (President of Forest City Washington, Inc. and our Director), Brian J. Ratner (our Executive Vice President and Director), the four children of Samuel H. Miller (a Co-Chairman of our Board of Directors), Samuel H. Miller as Trustee, the two siblings of Joan Shafran (our Director) and Joan Shafran. RMSIC manages and provides leasing services to our Cleveland-area specialty retail shopping center, Golden Gate, which has 362,000 square feet. RMSIC also managed and provided leasing services to Midtown Plaza, our other Cleveland-area retail center until its sale on June 9, 2006. The fee for such services is four percent of all tenant rentals, plus a lease fee of three to four percent of rental income. Management believes these fees are comparable to that which other management companies would charge.
Family Relationships: Brian J. Ratner and Deborah Ratner Salzberg, the son and daughter of Albert B. Ratner, Co-Chairman of the Board of Directors, are directors and employed as our Executive Vice President and President of Forest City Washington, Inc., a subsidiary of Forest City, respectively. During the year ended January 31, 2007, Brian J. Ratner and Deborah Ratner Salzberg received salaries and incentives of $441,819 and $555,854, respectively. David Russell, the son-in-law of Scott S. Cowen, one of

our independent directors, is employed by Forest City Ratner Companies, a subsidiary of Forest City, as a Project Manager. During the year ended January 31, 2007, David Russell received a salary and bonus of $140,000. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, our President and Chief Executive Officer, are employed as President of Forest City Residential West, Inc., our subsidiary and Vice President of Sustainability Initiatives of Forest City Rental Properties Corporation, our subsidiary, respectively,. Additionally, Richard Greenspan, the son-in-law of Charles A. Ratner, is employed by Forest City Ratner Companies, as a Project Manager. During the year ended January 31, 2007, Kevin L. Ratner and Richard Greenspan received salaries and bonuses of $271,077 and $325,000, respectively. Each of the foregoing individuals is also eligible for benefits, including a car allowance, and equity awards under our 1994 Stock Plan, as amended, on the same basis as other similarly situated employees.
Charitable Contributions: During fiscal year 2005, the four other independent directors authorized a $1,000,000 charitable contribution to the Tulane University Katrina Relief Fund (“Relief Fund”). The contribution to the Relief Fund was made in two equal installments over two fiscal years. The first installment was paid in November 2005 and the second installment was paid in April 2006. The four independent directors who authorized the contribution to the Relief Fund determined that the contribution did not compromise the independence of our fifth independent director, Scott S. Cowen, President of Tulane University.
Transactions With Bruce C. Ratner and His Affiliates: On August 10, 2006, we entered into a Master Contribution and Sale Agreement (the “Master Contribution Agreement”) with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interests in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Bruce C. Ratner. Pursuant to the Master Contribution Agreement, Bruce C. Ratner, certain individuals and entities affiliated with Bruce C. Ratner (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) contributed their interests in these properties to Forest City Master Associates III, LLC (“Master III”), a newly formed limited liability company that is owned jointly by the FCE Entities and the BCR Entities but that will be controlled by us. The BCR Entities and the FCE Entities also transferred their interests in several service companies to Master III. The transaction was completed and closed on November 8, 2006. In connection with the closing, we paid approximately $46.3 million in cash and issued 3,894,232 Class A Common Units in Master III to Bruce C. Ratner and the BCR Entities. The value of the Class A Common Units, approximately $198.6 million, was based on the average of the closing prices of our Class A Common Stock over the three-day period before and after the announcement of the transaction, giving consideration to the one-year lock-up period and the annual preferred payment of $2.5 million as discussed below.
We also agreed with Bruce C. Ratner to a method for valuing and possibly increasing our ownership in seven properties that currently are being developed. Each of these development projects will remain owned jointly until the individual development project has been completed. When each of these development projects achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project’s value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional units, sold to Master III for cash, sold to the third party, or remain jointly owned by us and Bruce C. Ratner.
In connection with the closing of the transaction, the parties and their respective affiliates also entered into several additional related agreements, including the Voting Agreement discussed on pages 5-6 of this proxy statement and the Master III Operating Agreement, a Registration Rights Agreement and a Tax Protection Agreement all as discussed below.
Under the Master III Operating Agreement, we will control the management of Master III and the properties in which it has an interest, subject to limited rights of the BCR Entities to vote on certain matters affecting their interests. The Class A Common Units of Master III will entitle the BCR Entities to receive, for five years, their proportionate share of an annual preferred payment equal to $2.5 million plus the dividends payable on our stock for which the Class A Common Units then outstanding may be exchanged. After five years, the annual preferred payment on the outstanding Class A Common Units will equal the dividends payable on an equivalent number of shares of our Class A Common Stock only. Following a one-year lockup period, each Class A Common Unit may be exchanged for an equivalent amount of our Class A Common Stock or, solely at our option, cash equal to the then-current market price of our Class A Common Stock. The decision to exchange will be made by the BCR Entities, but we will have the sole right to elect whether to pay cash or stock in the exchange. If we elect to pay cash, the BCR Entities will have the right to request Master III to redeem the Class A Common Units for property acquired by Master III.
Under the Registration Rights Agreement, prior to the expiration of the one-year lockup period, we will register with the SEC the number of shares of our Class A Common Stock that may be issued to the BCR Entities upon exchange of their Class A Common Units. The registration statement will be a “shelf,” or continuous, registration, provided we are entitled to use a short-form registration statement. Following the 15th anniversary of the effective date of the initial shelf registration, the BCR Entities will have the right to demand that we file four registrations (and an additional registration upon the death of Bruce C. Ratner). The BCR Entities will also have the right to “piggyback” on certain other of our registrations.
Under the Tax Protection Agreement, we will indemnify certain people, including Bruce C. Ratner and members of Bruce C. Ratner’s family, against taxes payable by them by reason of the subsequent sale of certain properties by Master III. No indemnification would be due in the event of a tax-deferred exchange of property. We also will provide these parties with guaranty opportunities in the event that the debt secured by the contributed properties falls below certain levels. The development properties are not covered by the Tax Protection Agreement. In addition, certain of the operating properties contributed to Master III will not be covered by the Tax

Protection Agreement if they are sold within specified time frames. The tax protection period ends on the earliest of (i) 12 years following the closing, (ii) conversion of all of the Class A Common Units, (iii) the death of the protected parties and (iv) a taxable transfer of the Class A Common Units.
Pursuant to the terms of the Master Contribution Agreement, the parties also received the consent of the National Basketball Association to the transfer of a BCR Entity’s interest in the New Jersey Nets basketball franchise to an affiliate of Forest City. On November 9, 2006, the BCR Entity transferred its interest in Nets Sports and Entertainment, LLC to our affiliate for $16.8 million and Bruce C. Ratner used these proceeds to repay $15 million in principal and $1.8 million in interest on a loan that we made to him in connection with his acquisition of an interest in Nets Sports and Entertainment, LLC on July 29, 2004. Under the terms of the Master Contribution Agreement Bruce C. Ratner remains chairman of Nets Sports and Entertainment, LLC.
On November 9, 2006, we entered into an employment agreement with Bruce C. Ratner. Pursuant to the employment agreement, Bruce C. Ratner will serve as our Executive Vice President and will continue to serve as the President and Chief Executive Officer of Forest City Ratner Companies. The employment agreement is effective for a period of one year from November 9, 2006 and will continue for additional periods of one year until termination by mutual consent, death, or by either party giving 90 days written notice. Under the employment agreement, Bruce C. Ratner will receive a base salary of $450,000. In addition, he is eligible to participate in our executive bonus plan and is eligible to receive equity-based awards on the same basis as other senior management executives.
Prior to the closing of the Master Contribution Agreement, all of the properties that were owned jointly by the FCE Entities and the BCR Entities were developed and operated under Forest City Ratner Companies, a general partnership between Forest City and Bruce C. Ratner (the “FCRC Agreement”). Pursuant to the terms of the FCRC Agreement, Bruce C. Ratner received a salary of $450,000 per year as President and Chief Executive Officer of BR FCRC, LLC, the managing partner of the partnership and was eligible for benefits, including a car allowance, on the same basis as similarly situated employees of FCRC.
With limited exceptions, the FCRC Agreement required the FCE Entities to provide all equity contributions for the properties and generally entitled the FCE Entities to a preferred return on, and of, the outstanding balance of such advances prior to the BCR Entities sharing in cash distributions. The cash and Class A Common Units paid to Bruce C. Ratner for his interests in the properties were net of $42.5 million of the FCE Entities’ preferred returns on, and of, the advances made under the FCRC Agreement. Additionally, under the terms of the FCRC Agreement, the FCE Entities were entitled to reimbursement of approximately $4,080,000 for a portion of their investment in potential development projects that did not materialize, which investment earned interest at 2.7% per annum. Bruce C. Ratner reimbursed the FCE Entities for all of these advances concurrently with the closing on November 8, 2006. For the period from February 1, 2006 through the closing of the Master Contribution Agreement on November 8, 2006 (the “Pre-Closing Period”), Bruce C. Ratner and the BCR Entities received approximately $4,710,000 in cash distributions with respect to the properties pursuant to the terms of the FCRC Agreement. Additionally, Bruce C. Ratner made an equity contribution of approximately $3,604,000 with respect to one property during the Pre-Closing Period. During the Pre-Closing Period, the partnership sold three properties to third parties. No cash proceeds were distributed to us or Bruce C. Ratner in connection with these sales as all were structured as Section 1031 tax-deferred exchanges under the Internal Revenue Code. In connection with the closing of the Master Contribution Agreement, the partnership was converted to a limited liability company and Bruce C. Ratner withdrew as a member.
The seven development properties will continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities and will be developed on the same terms and conditions provided for in the FCRC Agreement. As each of the development properties achieves stabilization, it will be valued, and its ownership will be determined, as provided for in the Master Contribution Agreement.
First New York Partners, FCRC Security Co. L.P. and FCRC Services Company, L.P., partnerships owned jointly by Forest City, Bruce C. Ratner and Michael D. Ratner, brother of Bruce C. Ratner, or their affiliates, provided various property management services to the properties operated by the Forest City Ratner Companies. The rates of compensation for such services varied pursuant to the terms of separate agreements with the individual properties, but were comparable to the fees that other management companies in the New York City area would charge for similar services. During the Pre-Closing Period, Bruce C. Ratner and Michael D. Ratner received approximately $881,000 in net cash distributions from these partnerships. Each of these service companies was converted to a limited liability company prior to the closing of the Master Contribution Agreement, and Bruce C. Ratner and Michael D. Ratner transferred their interests in each limited liability company to Master III in connection with the closing. During the Pre-Closing Period, Bruce C. Ratner received $120,077 in salary from First New York Partners. Additionally, Michael D. Ratner was employed by First New York Partners until November 8, 2006 and received $150,154 in salary during the Pre-Closing Period. The compensation and benefits provided to Bruce C. Ratner and Michael D. Ratner were commensurate with those provided to other employees of First New York Partners with comparable responsibilities.

During the Pre-Closing Period, the individual property partnerships paid approximately $24,325,000 to Ascot Brokerage Ltd., a corporation owned solely by Bruce C. Ratner, for services rendered in connection with the leasing of the operating and development properties. Ascot Brokerage used approximately $24,282,000 of these proceeds to pay the commissions due to other parties on the leasing services. In connection with the closing of the Master Contribution Agreement, Bruce C. Ratner transferred his interest in Ascot Brokerage to an FCE Entity.
Non-Compete Agreements: Under our current policy, no director, officer or employee, including members of the Ratner, Miller or Shafran families, is allowed to invest in a competing real estate opportunity without first obtaining approval of the Audit Committee. We currently do not have non-compete agreements with any of our directors, officers and employees other than Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Bruce C. Ratner who entered into non-compete agreements on November 9, 2006. Upon leaving us, any other director, officer or employee could compete with the Company.
Notwithstanding our policy, we permit our principal shareholders who are officers or employees to own, alone or in conjunction with others, certain commercial, industrial and residential properties which may be developed, expanded, operated and sold independently of our business. The ownership of these properties by these principal shareholders makes it possible that conflicts of interest may arise between them and us. Although no such conflicts are anticipated, areas of possible conflict may be in the development or expansion of properties which may compete with us or the solicitation of tenants for the use of such properties. We were informed by these principal shareholders that, except for the properties they disclosed to us in 1960, they would engage in all business activities of the type conducted by us only through and on behalf of us as long as they were employed by us. This would not preclude them from making personal investments in real estate on which buildings and improvements have been completed prior to such investments.
Pursuant to his employment agreement, Bruce C. Ratner agreed that during his employment with us, and for a two year period following thereafter, he will not engage in any activity that competes with our business. If Bruce C. Ratner’s employment is terminated by us without cause, the two year period shall be reduced to one year. Bruce C. Ratner also agreed that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our affiliates unless such person shall have ceased to be employed by us or our affiliates for a period of at least one year. Bruce C. Ratner owns, and will continue to own, a certain property which was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Bruce C. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, and any potential purchase of property to effect a tax-deferred transaction, Bruce C. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.
Section 16(a) Beneficial Ownership Reporting/Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended January 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except for Deborah Ratner Salzberg who missed a Form 4 filing due to the late communication by a third-party regarding a sales transaction made on behalf of a family member under a Rule 10b5-1 sales plan; and Joseph Shafran, a general partner of RMSLP, who filed a late Form 4 due to the late communication by a third-party regarding a sales transaction made on his behalf and missed Form 5 filings as a result of inadvertently failing to accurately include collateralized shares he owns and the late communication by a third party regarding gifts he made.
Audit Committee Report
In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.
The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City’s independent registered public accounting firm, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers, LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers, LLP are compatible with maintaining their independence.

The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by SAS No. 90 and other regulations.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City’s audited financial statements as of and for the year ended January 31, 2007, and management’s assertion on the design and effectiveness of our internal controls over financial reporting as of January 31, 2007. In addition, the Committee discussed with the independent registered public accounting firm any significant deficiencies in Forest City’s internal controls over financial reporting identified as a result of the firm’s audit of Forest City’s internal controls.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and report on management’s assertion on the design and effectiveness of internal controls over financial reporting be included in Forest City’s Annual Report on Form 10-K for the year ended January 31, 2007, filed with the SEC.
Michael P. Esposito, Jr. (Chairman)                     Jerry V. Jarrett                     Stan Ross
The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.
Ratification of Independent Registered Public Accounting Firm
The Audit Committee has retained, subject to shareholder approval, and the Board of Directors recommends the ratification of, PricewaterhouseCoopers LLP, by the shareholders at the annual meeting as our independent registered public accounting firm for the fiscal year ending January 31, 2008.
PricewaterhouseCoopers LLP has indicated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.
The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2008. We have been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal. If such shares are voted for approval, the vote will be sufficient to approve such proposal.
Independent Registered Public Accounting Firm Fees and Services
The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.
The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the years ended January 31, 2007 and 2006, are as follows:

	Year Ended January 31,
	2007	2006

Audit fees	$3,669,239	$2,902,143
Audit-related fees	1,474,429	1,384,735
Tax fees	218,440	276,929
All other fees	6,000	6,000

Total	$5,368,108	$4,569,807

Audit fees: Professional services relating to the audits of our annual consolidated financial statements and internal controls over financial reporting, the reviews of quarterly filings with the SEC, issuance of comfort letters, consents and income tax provision procedures.

Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under loan or partnership agreements and employee benefit plan audits. There were no fees for services relating to financial information design and implementation.
Tax fees: Professional services relating primarily to a study regarding the deductibility of certain development costs for tax purposes, services relating to a captive insurance company and tax compliance fees.
All other fees: Other fees, primarily related to an annual subscription to research tools.
Shareholder Proposals for 2008 Annual Meeting
Any shareholder proposals intended to be presented at our 2008 annual meeting of shareholders must be received by us at the address below on or before January 1, 2008 for inclusion in our proxy statement and form of proxy relating to the 2008 annual meeting of shareholders.
Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2008 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 16, 2008, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2008 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after March 16, 2008.
Other Business
It is not anticipated that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 10, 2007, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.
Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy our annual report on Form 10-K including the financial statements and schedules and excluding exhibits required to be filed with the SEC pursuant to Rule 13a-l under the Securities Exchange Act of 1934, as amended, for our most recent fiscal year. Requests from beneficial owners of our Common Stock must set forth a good faith representation that, as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting.
Written requests for such report should be directed to:
Thomas T. Kmiecik, Assistant Treasurer
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1100
Cleveland, Ohio 44113
tomkmiecik@forestcity.net
Cost and Method of Proxy Solicitation
Methods: You may vote in person at the annual meeting or by proxy. You have three ways to vote by proxy:
•	Connect to the website on the internet at www.proxyvote.com;

•	Call 1-800-690-6903; or

•	Sign and date the enclosed proxy and return it in the accompanying envelope.
Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement. The internet and telephone services authenticate shareholders by use of a control number. Please be advised that if you choose to vote via the internet or the telephone, you do not need to return the proxy card.

Rights: In the event you vote and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the annual meeting. You have five ways to revoke your proxy:
•	Connect to the website previously listed by 11:59 p.m. on June 20, 2007;

•	Call the 800 number previously listed by 11:59 p.m. on June 20, 2007;

•	Receipt of a later dated proxy;

•	Receipt by the Secretary of a written revocation; or

•	Vote in person at the annual meeting.
Costs: The cost of solicitation will be paid by us. In addition to solicitation by mail, arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone or in person.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Thomas G. Smith, Secretary
Thomas G. Smith
Cleveland, Ohio
April 30, 2007

FOREST CITY ENTERPRISES, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

A

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 20, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Forest City Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 20, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
è0000 0000 0000

	PAGE	1 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒		FORCT1	KEEP THIS PORTION FOR YOUR RECORDS

			DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS A

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:		02		0000000000		214958311655

The election of four (4) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

1.	Nominees:
01) Michael P. Esposito, Jr.			☐	☐	☐
02) Joan K. Shafran
03) Louis Stokes
04) Stan Ross

		For	Against	Abstain

2.	The ratification of PricewaterhouseCoopers, LLP, Public Accountants, as independent registered public accounting firm for the company for the fiscal year ending January 31, 2008.	☐	☐	☐

For address changes, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) in this Proxy. When shares are held jointly by joint tenants, both should sign. When signing as an attorney, trustee or grardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

					123,456,789,012
		P46506			345550A99
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date	3

A

Forest City Enterprises, Inc. Class A
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 21, 2007
The undersigned hereby appoints Albert B. Ratner and Samuel H. Miller, and each of them, with full power of subsititution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 21, 2007, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
     THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOREST CITY ENTERPRISE, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

B

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 20, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Forest City Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, June 20, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
è0000 0000 0000

	PAGE	1 OF	2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒		FORCT3	KEEP THIS PORTION FOR YOUR RECORDS

			DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS B

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:			02		0000000000		214853454031

The election of ten (10) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

1.	Nominees:
	01) Albert B. Ratner	06) Ronald A. Ratner		☐	☐	☐
	02) Jerry V. Jarrett	07) Bruce C. Ratner
	03) James A. Ratner	08) Brian J. Ratner
	04) Samuel H. Miller	09) Deborah Ratner Salzberg
	05) Charles A. Ratner	10) Scott S. Cowen

		For	Against	Abstain

2.	The ratification of PricewaterhouseCoopers, LLP, Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2008.	☐	☐	☐

For address changes, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly by joint tenants, both should sign. When signing as an attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

					123,456,789,012
		P46506			345550305
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date	35

B

Forest City Enterprises, Inc. Class B
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 21, 2007
The undersigned hereby appoints Albert B. Ratner and Samuel H. Miller, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 21, 2007, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
     THE PROXIES, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE